Exhibit 99.1

IMAX CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

•IMAX delivers above expectations for full year 2025 across key metrics:
◦Best-ever Revenue of $410 million, up 16% year-over-year
◦Strong operating profitability with Net Income margin of 11% and record Adjusted EBITDA(1) margin of 45%
◦Record Cash from Operating Activities of $127 million, up 79% year-over-year

•Highest grossing year ever for IMAX at the global box office with $1.28 billion; IMAX local language box office of $405 million shatters previous full-year record by 66%

•2025 system installations of 160 at very high-end of full year guidance (145 to 160); signings of 166 eclipse 2024 by 28%

•2026 guidance points to another strong year including $1.4 billion in IMAX box office, 160 to 175 system installations and Adjusted EBITDA margin in the mid-40’s (above 45%)

NEW YORK, NY — February 25, 2026 — IMAX Corporation (NYSE: IMAX) today reported excellent financial results for the fourth quarter and full-year of 2025, demonstrating the value of its unique global entertainment platform and broad content portfolio.

“2025 was a transformational year for IMAX, in which we took our performance to the next level and firmly established IMAX as a premier global platform for entertainment and events,” said Rich Gelfond, CEO of IMAX. “We exceeded virtually every target for box office and financial performance for the year and expect to deliver a record $1.4 billion in global box office in 2026.”

“Our slate for 2026 is arguably the strongest we’ve ever seen, with a record of at least 12 Filmed For IMAX releases worldwide; a highly anticipated offering of family films in a time where we’re growing market share with family audiences; and more international blockbusters than ever. The year is highlighted by huge, IMAX-centric tentpoles — including Christopher Nolan’s The Odyssey, the first theatrical feature shot entirely with IMAX film cameras; and Filmed For IMAX releases including Denis Villeneuve’s Dune: Part Three, Jon Favreau’s The Mandalorian and Grogu, and Greta Gerwig’s Narnia — and our strong slates for 2027 and 2028 continue to come into view.”

“We are leveraging our box office momentum to expand our global network, particularly in underpenetrated, high-PSA markets including Japan, Australia, Germany, and France. Based on our record box office performance and growing market share, we’ve increased our total addressable market to nearly 4,500 zones worldwide — double our current combined number of systems in operation and backlog.”

“IMAX has become increasingly integral in launching blockbusters around the world, and we believe we are entering a new period of evolution and growth as a result. Blockbuster content continues to grow in importance across the ecosystem — the world’s greatest filmmakers, Hollywood studios, international studios, even streamers are leaning into blockbuster theatrical releases as drivers of IP and value throughout the chain. We look forward to capitalizing on our position to further serve our global audience, drive strong financial results, and deliver positive returns for our shareholders.”

_______________
(1)Non-GAAP Financial Measure. See the discussion at the end of this earnings release for a description of the non-GAAP financial measures used herein, as well as reconciliations to the most comparable GAAP amounts.

Fourth Quarter and Full-Year Financial Highlights

	Three Months Ended December 31, (Unaudited)				Year Ended December 31,
In millions of U.S. Dollars, except per share data	2025	2024	YoY % Change		2025	2024	YoY % Change
Total Revenue	$125.2	$92.7	35%		$410.2	$352.2	16%

Gross Margin	$72.1	$48.4	49%		$246.2	$190.2	29%
Gross Margin (%)	57.6%	52.2%	540	bps	60.0%	54.0%	600	bps

Net Income	$2.5	$6.9	(64%)		$45.5	$32.7	39%
Net Income Margin (%)	2.0%	7.4%	(540	bps)	11.1%	9.3%	180	bps

Net Income Attributable to Common Shareholders	$0.6	$5.3	(89%)		$34.9	$26.1	34%
Net Income Per Share - Diluted(1)	$0.01	$0.10	(90%)		$0.63	$0.48	31%

Total Adjusted EBITDA(2)(3)	$57.1	$37.2	53%		$184.9	$138.9	33%
Total Adjusted EBITDA Margin (%)(2)(3)	45.6%	40.1%	550	bps	45.1%	39.4%	570	bps

Adjusted Net Income(1)(2)	$32.6	$14.5	125%		$80.6	$51.0	58%
Adjusted Earnings Per Share - Diluted(1)(2)	$0.58	$0.27	115%		$1.45	$0.95	53%

Weighted average shares outstanding (in millions):
Basic	53.9	52.8	2%		53.6	52.6	2%
Diluted	56.3	54.7	3%		55.5	53.9	3%
(1)Attributable to common shareholders.
(2)Non-GAAP Financial Measure. See the discussion at the end of this earnings release for a description of the non-GAAP financial measures used herein, as well as reconciliations to the most comparable GAAP amounts.
(3)Total Adjusted EBITDA is before adjustments for non-controlling interests. Total Adjusted EBITDA per Credit Facility attributable to common shareholders, excluding non-controlling interests, was $53.1 million and $165.8 for the three months and year ended December 31, 2025, respectively (2024 - $34.2 million and $124.7 million, respectively). The Company’s Credit Facility covenant is calculated on a trailing twelve-month basis.

Fourth Quarter and Full-Year Segment Results(1)

	Content Solutions			Technology Products and Services
	Revenue	Gross Margin	Gross Margin %	Revenue	Gross Margin	Gross Margin %
4Q25	$38.2	$21.8	57%	$84.6	$49.1	58%
4Q24	25.5	11.8	46%	64.0	34.2	53%
% change	50%	84%		32%	44%

FY25	$151.3	$99.7	66%	$251.3	$143.2	57%
FY24	124.7	66.5	53%	216.1	115.6	53%
% change	21%	50%		16%	24%
(1)Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for additional segment information.

Content Solutions Segment

•Content Solutions fourth quarter revenue of $38.2 million increased 50% year-over-year. Fourth quarter 2025 IMAX gross box office increased 62% year-over-year to $336.2 million, setting a new fourth quarter record. Gross margin for Content Solutions of $21.8 million increased 84% year-over-year.

•Content Solutions full year 2025 revenue of $151.3 million increased 21% year-over-year. Full year 2025 IMAX gross box office increased 40% year-over-year to $1.28 billion, setting a new full year record. Gross margin for Content Solutions of $99.7 million increased 50% year-over-year. Content Solutions margin expanded significantly, going from 53% in 2024 to 66% in 2025, driven by the operating leverage in our business that accompanies box office growth.

•Full year 2025 box office growth of 40% was driven by a diverse mix of global content that resulted in IMAX delivering a record 3.8% of the global box office, an increase in share of 700 basis points year-over-year. Highlights included:
•A total of 67 local language titles from 14 countries including two of our top five titles of the year: the breakout animated title Ne Zha 2 in China and the Japanese anime hit Demon Slayer: Infinity Castle
•10 Hollywood Filmed for IMAX releases that included four titles (Sinners, Mission Impossible - The Final Reckoning, F1: The Movie and Tron Ares) where IMAX delivered 20% or more of the opening weekend domestic box office
•Record Q4 box office anchored by Avatar: Fire and Ash contributing $112 million in the calendar year box office to become IMAX’s top grossing Hollywood title in 2025

Technology Products and Services Segment

•Technology Products and Services fourth quarter revenue and gross margin increased 32% year-over-year to $84.6 million and 44% year-over-year to $49.1 million, respectively.

•Technology Products and Services full year 2025 revenue and gross margin increased 16% year-over-year to $251.3 million and 24% year-over-year to $143.2 million, respectively. Technology Products and Services margin increased from 53% in 2024 to 57% in 2025, which primarily reflects the positive incremental flow through of the higher level of box office tied to rental revenues.

•Demand for IMAX systems is growing. During 2025, the Company installed 160 systems, an increase of 10% compared to 146 systems installed in 2024. Of the 2025 installations, 82 systems were under sales arrangements, compared to 63 in the prior year, and 98 were new locations compared to 77 in the prior year.

•Commercial network growth continues with the number of IMAX locations increasing to 1,796 from 1,735 in the prior year period. The Company ended 2025 with a backlog of 434 IMAX systems.

Operating Cash Flow and Liquidity

Net cash provided by operating activities for 2025 increased 79% year-over-year to $127 million, reflecting higher operating profits and improvements in working capital.

In 2025, the Company renewed and expanded its senior secured revolving credit facility, increasing the Company's borrowing capacity from $300 million to $375 million. The renewed facility includes a reduction in borrowing costs, reflecting improved market conditions and the Company's strong financial position. The facility is designed to provide IMAX with increased financial flexibility to support ongoing operational needs, network expansion, refinancing of existing debt and other general corporate purposes.

As of December 31, 2025, the Company’s available liquidity was $545 million. The Company’s liquidity included cash and cash equivalents of $151 million, $338 million in available borrowing capacity under the Company’s credit facility, and $56 million in available borrowing capacity under IMAX China’s revolving facilities. Total debt, excluding deferred financing costs, was $289 million as of December 31, 2025.

In 2025, the Company issued $250 million of 0.750% Convertible Senior Notes due 2030 (“2030 Convertible Notes”). In connection with the pricing of the Convertible Notes, the Company entered into privately negotiated capped call transactions with an initial cap price of $57.10 per share of the Company’s common shares.

Share Count and Capital Return

The weighted average basic and diluted shares outstanding in the fourth quarter of 2025 were 53.9 million and 56.3 million, respectively, compared to 52.8 million and 54.7 million in the fourth quarter of 2024. The weighted average basic and diluted shares outstanding for the full year of 2025 were 53.6 million and 55.5 million, respectively, compared to 52.6 million and 53.9 million for the full year of 2024.

In June 2025, the Company’s Board of Directors approved an extension of its share repurchase program through June 30, 2027 and an increase of approximately $100.0 million in the Company’s share repurchase program. As of December 31, 2025, the Company’s total share repurchase authority is $500.0 million with approximately $250.7 million available under the program.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a monthly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at investors.imax.com. The Company expects to provide such updates within five business days of month-end, although the Company may change this timing without notice.

The Company may post additional information on the Company’s corporate and Investor Relations websites, which may be material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website in addition to the Company’s press releases, United States Securities and Exchange Commission (the “SEC”) or in Canada, the System for Electronic Data Analysis and Retrieval (“SEDAR+”) filings and public conference calls and webcasts, for additional information about the Company. References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules or The New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our websites by reference into this release.

Conference Call

The Company will host a conference call today at 4:30 PM ET to discuss its fourth quarter and full-year 2025 financial results. This call is being webcast and can be accessed at investors.imax.com. To access the call via telephone, interested parties please pre-register at: https://register-conf.media-server.com/register/BI6f3cab72c3ba4e84be745616efc53096 and you will be provided with a dial-in number and unique pin. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. A replay of the call will be available via webcast at investors.imax.com.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture, and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX systems to connect with audiences in extraordinary ways, making IMAX’s network among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX’s principal executive offices are located in Mississauga, Ontario, Canada and New York, New York. As of December 31, 2025, there were 1,864 IMAX systems (1,796 commercial multiplexes, 10 commercial destinations, 58 institutional locations) operating in 91 countries and territories.

Shares of IMAX China Holding, Inc., a subsidiary of IMAX Corporation, trade on the Hong Kong Stock Exchange under the stock code “1970”.

IMAX®, IMAX® 3D, Experience It In IMAX®, The IMAX Experience®, DMR®, Filmed For IMAX®, IMAX Live®, and IMAX Enhanced® are trademarks and trade names of the Company or its subsidiaries that are registered or otherwise protected under laws of various jurisdictions. For more information, visit www.imax.com. You can also connect with IMAX on Instagram (www.instagram.com/imax), Facebook (www.facebook.com/imax), LinkedIn (www.linkedin.com/company/imax), X (www.twitter.com/imax), and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Investors: IMAX Corporation, New York Jennifer Horsley 212-821-0154 jhorsley@imax.com	Media: IMAX Corporation, New York Mark Jafar 212-821-0102 mjafar@imax.com

Forward-Looking Statements
This earnings release contains forward looking statements that are based on IMAX Corporation (the “Company”) management’s assumptions and existing information and involve certain risks and uncertainties which could affect our future results and cause those results or other outcomes to differ materially from future results expressed or implied by such forward looking statements. In some cases, you can identify these statements by forward-looking words such as “accelerate,” “anticipate,” “believe,” “continue,” “could,” “expand,” “expect,” “future,” “goal,” “grow,” “guidance,” “intend,” “look forward to,” “may,” “plan,” “potential,” “promising,” “momentum,” “positioned,” “prospects,” “runway,” “subject to,” “target,” “will” or the negative or other variations thereon or comparable terminology.

These forward-looking statements include, but are not limited to statements regarding: the Company’s business and technology strategies and measures to implement such strategies, including with respect to its brand extensions and new business initiatives; the Company’s belief and expectations regarding its competitive strengths, differentiation, goals, market opportunity and penetration, including opportunities in and expected growth from international markets, momentum and runway for evolution, expansion and growth of business, networks, operations and technology; future cash flow and revenue realization; capital allocation, including the amount and nature of future capital expenditures and the sufficiency of capital and liquidity to fund the Company’s anticipated operating needs; the Company’s capital structure, including the incurrence and repayment of debt and the impact of its restrictive debt covenants to operating and financial flexibility; the Company’s belief in its ability to exceed its record metrics; the Company’s technological capabilities and the differentiation thereof; the Company’s ability to enhance its brand equity and brand awareness and the benefits thereof; industry prospects and shifts in consumer behavior; future industry developments and films and other content released to the IMAX network, including expected releases, the timing of such releases, the anticipated box office revenues, and other effects thereof; and plans and references to the future success of the Company and expectations regarding its future operating, financial and technological results, including its box office and financial guidance for 2026.

These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to: risks associated with the Company’s investments, operations, and future expansion in foreign jurisdictions, including the impact of economic, political and regulatory policies and laws of the United States, Canada, and China, tariffs and other trade regulations, and economic and trade tensions, trade wars, and geopolitical conflicts; risks related to the Company’s growth and operations in China, including the impact of industry conditions to both the Company and its partners; the performance of IMAX remastered films and other films released to the IMAX network; conditions, changes and developments in the commercial exhibition industry; the Company’s ability to enter into new sales, IMAX theater system agreements, and lease agreements and the effects thereof to revenue; fluctuations in operating results and cash flow and the resulting volatility of the Company’s share price; the potential impact of increased competition in the markets within which the Company operates, including competitive actions by other companies; the ability of the Company to respond to change and advancements in technology, including success in enhancing the Company’s artificial intelligence (“AI”) products while responding to competition from AI-generated content; the potential impacts of consolidation among commercial exhibitors and studios; success of brand extensions and new business initiatives; conditions and competition in the in-home (including streaming) and out-of-home entertainment industries; the Company’s ability to identify and pursue new business opportunities (or lack thereof); breaches to cybersecurity and data privacy; the Company’s ability to protect its intellectual property and to avoid infringing, misappropriating, or violating the intellectual property rights of others; effects of environmental laws and regulations; weather conditions and natural disasters that may disrupt or harm the Company’s business; effects of the Company’s indebtedness on its cash flow and business activities and the Company’s ability to comply with its debt agreements; general economic, market or business conditions; sustained inflationary pressure; political, economic and social instability; the Company’s ability to convert system backlog into revenue and cash flows; any statements of belief and any statements of assumptions underlying any of the foregoing; other factors and risks outlined in the Company’s periodic filings with the United States Securities and Exchange Commission (the “SEC”) or in Canada, the System for Electronic Data Analysis and Retrieval (“SEDAR+”); and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this annual report are qualified by these cautionary statements, and actual results or anticipated developments by the Company may not be realized, and even if substantially realized, may not have the expected consequences to, or effects on, the Company. These factors, other risks and uncertainties and financial details are discussed in the Company’s most recent Annual Report on Form 10-K, as may be updated in filings the Company makes from time to time with the SEC, including the Company’s Quarterly Reports on Form 10-Q. The forward-looking statements herein are made only as of the date hereof and the Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IMAX Network and Backlog

	Three Months Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
System Signings(1):
Sales Arrangements	23	14	72	54
Traditional JRSA	1	5	94	76
Total IMAX System Signings	24	19	166	130

(1) System signings include new signings of 9 in Q4 2025, 88 in YTD 2025, 15 in Q4 2024 and 57 YTD 2024.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
System Installations(1):
Sales Arrangements	39	27	82	63
Hybrid JRSA	—	—	1	—
Traditional JRSA	26	31	77	83
Total IMAX System Installations	65	58	160	146

(1) System installations include new systems installations of 43 in Q4 2025, 98 in YTD 2025, 32 in Q4 2024, and 77 in YTD 2024.

	As of December 31,
	2025	2024
System Backlog:
Sales Arrangements	139	164
Hybrid JRSA	92	94
Traditional JRSA	203	182
Total System Backlog	434	440

	As of December 31,
	2025	2024
System Network:
Commercial Multiplex Systems
Sales Arrangements	885	838
Hybrid JRSA	118	126
Traditional JRSA	793	771
Total Commercial Multiplex Systems	1,796	1,735
Commercial Destination Systems	10	11
Institutional Systems	58	61
Total System Network	1,864	1,807

IMAX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended December 31, (Unaudited)		Years Ended December 31,
	2025	2024	2025	2024
Revenues
Technology sales	$46,613	$33,136	$98,339	$87,765
Image enhancement and maintenance services	55,290	42,769	217,926	192,197
Technology rentals	20,455	13,794	82,218	62,560
Finance income	2,849	2,973	11,729	9,686
	125,207	92,672	410,212	352,208
Costs and expenses applicable to revenues
Technology sales	19,418	13,641	45,447	38,235
Image enhancement and maintenance services	26,156	23,187	90,042	96,558
Technology rentals	7,492	7,479	28,533	27,215
	53,066	44,307	164,022	162,008
Gross margin	72,141	48,365	246,190	190,200
Selling, general and administrative expenses	35,472	32,414	138,455	132,701
Research and development	1,451	1,150	5,816	5,103
Amortization of intangible assets	2,070	1,550	7,516	5,758
Credit loss expense (reversal), net	409	(10)	696	(973)
Goodwill impairment	7,000	—	7,000	—
Restructuring charges and other impairments	1,635	3,749	2,478	3,749
Income from operations	24,104	9,512	84,229	43,862
Realized and unrealized investment (losses) gains	(966)	33	(867)	127
Retirement benefits non-service expense	(57)	(64)	(243)	(387)
Interest income	589	460	2,800	2,180
Interest expense	(1,802)	(1,617)	(7,362)	(8,084)
Induced conversion expense on settlement of convertible notes	(15,264)	—	(15,264)	—
Income before taxes	6,604	8,324	63,293	37,698
Income tax expense	(4,079)	(1,458)	(17,767)	(4,996)
Net income	2,525	6,866	45,526	32,702
Net income attributable to non-controlling interests	(1,888)	(1,560)	(10,650)	(6,643)
Net income attributable to common shareholders	$637	$5,306	$34,876	$26,059

Net income per share attributable to common shareholders:
Basic	$0.01	$0.10	$0.65	$0.49
Diluted	$0.01	$0.10	$0.63	$0.48

Weighted average shares outstanding (in thousands):
Basic	53,859	52,770	53,636	52,650
Diluted	56,272	54,706	55,544	53,864

Additional Disclosure:
Depreciation and amortization	$16,031	$16,601	$62,446	$65,503
Amortization of deferred financing costs	$492	$492	$1,984	$1,969

IMAX CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)

	December 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$151,168	$100,592
Accounts receivable, net of allowance for credit losses	108,079	107,669
Financing receivables, net of allowance for credit losses	121,954	119,885
Variable consideration receivables, net of allowance for credit losses	91,402	82,593
Inventories	32,505	32,840
Prepaid expenses	14,881	13,121
Film assets, net of accumulated amortization	15,529	8,686
Property, plant and equipment, net of accumulated depreciation	242,910	240,133
Other assets	24,820	22,441
Deferred income tax assets, net of valuation allowance	12,577	14,499
Goodwill	45,815	52,815
Other intangible assets, net of accumulated amortization	32,391	35,124
Total assets	$894,031	$830,398
Liabilities
Accounts payable	$19,478	$19,803
Accrued and other liabilities	105,293	100,916
Deferred revenue	50,395	52,686
Revolving credit facility borrowings, net of unamortized debt issuance costs	34,577	36,356
Convertible notes and other borrowings, net of unamortized discounts and debt issuance costs	244,034	229,901
Deferred income tax liabilities	12,521	12,521
Total liabilities	466,298	452,183
Commitments, contingencies and guarantees
Non-controlling interests	666	680
Shareholders’ equity
Capital stock common shares — no par value. Authorized — Unlimited number. 53,921,676 issued and outstanding (December 31, 2024 — 52,946,200 issued and outstanding)	419,162	401,420
Other equity	164,782	185,268
Statutory surplus reserve	4,219	4,051
Accumulated deficit	(239,967)	(274,675)
Accumulated other comprehensive loss	(10,305)	(16,598)
Total shareholders’ equity attributable to common shareholders	337,891	299,466
Non-controlling interests	89,176	78,069
Total shareholders’ equity	427,067	377,535
Total liabilities and shareholders’ equity	$894,031	$830,398

IMAX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Years Ended December 31,
	2025	2024
Operating Activities
Net income	$45,526	$32,702
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	62,446	65,503
Amortization of deferred financing costs	1,984	1,969
Credit loss expense (reversal), net	696	(973)
Write-downs, including goodwill and asset impairments	9,202	3,973
Deferred income tax expense (recovery)	772	(5,631)
Share-based and other non-cash compensation	26,824	23,209
Unrealized foreign currency exchange gain	(134)	(2,770)
Realized and unrealized investment loss (gain)	867	(127)
Induced conversion expense on settlement of convertible notes	15,264	—
Changes in assets and liabilities:
Accounts receivable	(1,319)	29,105
Inventories	(76)	(1,501)
Film assets	(25,280)	(25,122)
Deferred revenue	(2,396)	(14,308)
Changes in other operating assets and liabilities	(7,308)	(35,192)
Net cash provided by operating activities	127,068	70,837
Investing Activities
Purchase of property, plant and equipment	(8,167)	(8,428)
Investment in equipment for joint revenue sharing arrangements	(28,425)	(24,341)
Acquisition of other intangible assets	(5,324)	(8,447)
Net cash used in investing activities	(41,916)	(41,216)
Financing Activities
Proceeds from issuance of convertible notes, net	243,125	—
Redemption of capped calls related to convertible notes	30,747	—
Debt issuance costs related to convertible notes	(24)	—
Cash paid related to repurchase of convertible notes	(275,415)	—
Purchase of capped calls related to convertible notes	(21,925)	—
Proceeds from revolving credit facility borrowings	109,000	55,000
Repayments of revolving credit facility borrowings	(109,000)	(42,000)
Repayments of other borrowings	(1,116)	(874)
Credit facility amendment fees paid	(2,280)	—
Repurchase of common shares - IMAX Corporation	—	(17,855)
Repurchase of common shares - IMAX China	(1,454)	(116)
Taxes withheld and paid on employee stock awards vested	(9,742)	(4,978)
Common shares issued - stock options exercised	4,005	5,291
Principal payment under finance lease obligations	—	(509)
Net cash used in financing activities	(34,079)	(6,041)
Effects of exchange rate changes on cash	(497)	812
Increase in cash and cash equivalents during year	50,576	24,392
Cash and cash equivalents, beginning of year	100,592	76,200
Cash and cash equivalents, end of year	$151,168	$100,592

Primary Reporting Groups

The Company’s Chief Executive Officer (“CEO”) is its Chief Operating Decision Maker (“CODM”), as such term is defined under U.S. GAAP. The CODM assesses segment performance based on segment revenues and segment gross margins. Selling, general and administrative expenses, research and development costs, the amortization of intangible assets, provision for (reversal of) current expected credit losses, certain write-downs, interest income, interest expense, and income tax (expense) benefit are not allocated to the Company’s segments.

The Company has two reportable segments:

(i)Content Solutions, consists of services provided to studios and other content creators, which principally includes the digital remastering of films and other content into IMAX formats for distribution to the IMAX network. To a lesser extent, the Content Solutions segment also earns revenue from the distribution of large-format documentary films and exclusive experiences ranging from live performances to interactive events with leading artists and creators, as well as film post-production services.

(ii)Technology Products and Services, which includes results from the sale or lease of IMAX Systems, as well as from the maintenance of IMAX Systems to exhibition customers. To a lesser extent, the Technology Product and Services segment also earns revenue from certain ancillary theater business activities, including after-market sales of IMAX System parts and 3D glasses.

Segment Revenue and Gross Margin

	Three Months Ended December 31, (Unaudited)		Years Ended December 31,
(In thousands of U.S. dollars)	2025	2024	2025	2024
Revenue
Content Solutions	$38,212	$25,513	$151,258	$124,731
Technology Products and Services	84,625	64,043	251,277	216,062
Sub-total for reportable segments	122,837	89,556	402,535	340,793
All Other(1)	2,370	3,116	7,677	11,415
Total	$125,207	$92,672	$410,212	$352,208

Gross Margin
Content Solutions	$21,798	$11,837	$99,706	$66,523
Technology Products and Services	49,138	34,222	143,222	115,553
Sub-total for reportable segments	70,936	46,059	242,928	182,076
All Other(1)	1,205	2,306	3,262	8,124
Total	$72,141	$48,365	$246,190	$190,200
(1)All Other includes the results from the Company’s Streaming and Consumer Technology business, as well as other ancillary activities.

IMAX CORPORATION
NON-GAAP FINANCIAL MEASURES

In this release, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per basic and diluted share, EBITDA, Adjusted EBITDA per Credit Facility, Adjusted EBITDA margin and free cash flow as supplemental measures of the Company’s performance, which are not recognized under U.S. GAAP.

A reconciliation from net income (loss) attributable to common shareholders and the associated per share amounts to adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below. Net income (loss) attributable to common shareholders and the associated per share amounts are the most directly comparable U.S. GAAP measures because they reflect the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

Adjusted net income or loss attributable to common shareholders and adjusted net income or loss attributable to common shareholders per basic and diluted share exclude, where applicable: (i) share-based compensation; (ii) realized and unrealized investment gains or losses; (iii) goodwill impairments (iv) restructuring charges and other impairments; (v) employee retention credits; and (vi) induced conversion expense on settlement of convertible notes; as well as the related tax impact of these adjustments.

The Company believes that these non-GAAP financial measures are important supplemental measures that allow management and users of the Company’s financial statements to view operating trends and analyze controllable operating performance on a comparable basis between periods without the after-tax impact of share-based compensation and certain unusual items included in net income attributable to common shareholders. Although share-based compensation is an important aspect of the Company’s employee and executive compensation packages, it is a non-cash expense and is excluded from certain internal business performance measures.

In addition to the non-GAAP financial measures discussed above, management also uses “EBITDA,” as such term is defined in the Credit Agreement, and which is referred to herein as “Adjusted EBITDA per Credit Facility” as well as “Adjusted EBITDA margin.” As defined in the Credit Agreement, Adjusted EBITDA per Credit Facility includes adjustments in addition to the exclusion of interest, taxes, depreciation and amortization. Accordingly, this non-GAAP financial measure is presented to allow a more comprehensive analysis of the Company’s operating performance and to provide additional information with respect to the Company’s compliance with its Credit Agreement requirements, when applicable. In addition, the Company believes that Adjusted EBITDA per Credit Facility and Adjusted EBITDA margin present relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry to evaluate, assess and benchmark the Company’s results.

EBITDA is defined as net income or loss excluding: (i) income tax expense or benefit; (ii) interest expense, net of interest income; (iii) depreciation and amortization, including film asset amortization; and (iv) amortization of deferred financing costs. Total Adjusted EBITDA is defined as EBITDA excluding: (i) share-based and other non-cash compensation expense; (ii) realized and unrealized investment losses or gains; (iii) restructuring and other charges; (iv) write-downs, net of recoveries, including asset impairments and credit loss reversal and (v) induced conversion expense on settlement of convertible notes. Adjusted EBITDA per Credit Facility is defined as EBITDA excluding: (i) share-based and other non-cash compensation; (ii) realized and unrealized investment gains or losses; (iii) restructuring charges and other impairments; (iv) write-downs, net of recoveries, including goodwill, asset impairments and credit loss expense or reversal and (v) induced conversion expense on settlement of convertible notes. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.

A reconciliation of net income (loss) attributable to common shareholders, which is the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA per Credit Facility and Adjusted EBITDA Margin is presented in the table below. Net income (loss) attributable to common shareholders is the most directly comparable U.S. GAAP measure because it reflects the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

In this release, the Company also presents free cash flow, which is not recognized under U.S. GAAP, as a supplemental measure of the Company’s liquidity. The Company definition of free cash flow deducts only normal recurring capital expenditures, including the Company’s investment in joint revenue sharing arrangements, the purchase of property, plant and equipment and the acquisition of other intangible assets (from the Consolidated Statements of Cash Flows), from net cash provided by or used in operating activities. Management believes that free cash flow is a supplemental measure of the cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented below.

Adjusted EBITDA per Credit Facility

	Three Months Ended (Unaudited)
(In thousands of U.S. Dollars)	December 31, 2025	December 31, 2024
Revenues	$125,207	$92,672
Reported net income	$2,525	$6,866
Add (subtract):
Income tax expense	4,079	1,458
Interest expense, net of interest income	721	665
Depreciation and amortization, including film asset amortization	16,026	16,601
Amortization of deferred financing costs(1)	492	492
EBITDA	$23,843	$26,082
Share-based and other non-cash compensation	7,774	5,948
Unrealized investment losses (gains)	966	(33)
Restructuring charges and other impairments	1,635	3,749
Write-downs, including goodwill, asset impairments and credit loss expense	7,621	1,452
Induced conversion expense on settlement of convertible notes	15,264	—
Total Adjusted EBITDA	$57,103	$37,198
Less: Non-controlling interest	(4,045)	(2,990)
Adjusted EBITDA per Credit Facility - attributable to common shareholders	$53,058	$34,208
(1)The amortization of deferred financing costs is recorded within Interest Expense in the Condensed Consolidated Statement of Operations.

Adjusted EBITDA per Credit Facility

	Twelve Months Ended
(In thousands of U.S. Dollars)	December 31, 2025	December 31, 2024
Revenues	$410,212	$352,208
Reported net income	45,526	$32,702
Add (subtract):
Income tax expense	17,767	4,996
Interest expense, net of interest income	2,578	3,936
Depreciation and amortization, including film asset amortization	62,446	65,503
Amortization of deferred financing costs(1)	1,984	1,969
EBITDA	$130,301	$109,106
Share-based and other non-cash compensation	26,824	23,209
Unrealized investment losses (gains)	867	(127)
Restructuring charges and other impairments	2,478	3,749
Write-downs, including goodwill, asset impairments and credit loss expense	9,211	2,999
Induced conversion expense on settlement of convertible notes	15,264	—
Total Adjusted EBITDA	$184,945	$138,936
Less: Non-controlling interest	(19,193)	(14,191)
Adjusted EBITDA per Credit Facility - attributable to common shareholders	$165,752	$124,745
(1)The amortization of deferred financing costs is recorded within Interest Expense in the Condensed Consolidated Statement of Operations.

Adjusted Net Income Attributable to Common Shareholders and Adjusted Net Income Per Share

	Three Months Ended December 31, (Unaudited)
	2025		2024
(In thousands of U.S. Dollars, except per share amounts)	Net Income	Per Diluted Share	Net Income	Per Diluted Share
Net income attributable to common shareholders	$637	$0.01	$5,306	$0.10
Adjustments(1):
Share-based compensation	7,599	0.14	5,768	0.11
Unrealized investment losses (gains)	966	0.02	(33)	—
Goodwill impairment	7,000	0.12	—	—
Restructuring charges and other impairments	1,604	0.03	3,749	0.07
Induced conversion expense on settlement of convertible notes	15,264	0.27	—	—
Tax impact on items listed above	(511)	(0.01)	(322)	(0.01)
Adjusted net income(1)	$32,559	$0.58	$14,468	$0.27

Weighted average shares outstanding (in thousands):
Basic		53,859		52,770
Diluted		56,272		54,706
(1)Reflects amounts attributable to common shareholders.

	Years Ended December 31,
	2025		2024
(In thousands of U.S. Dollars, except per share amounts)	Net Income	Per Diluted Share	Net Income	Per Diluted Share
Net income attributable to common shareholders	$34,876	$0.63	$26,059	$0.48
Adjustments(1):
Share-based compensation	26,133	0.47	22,454	0.42
Unrealized investment losses (gains)	867	0.02	(127)	—
Goodwill impairment	7,000	0.13	—	—
Restructuring charges and other impairments	2,447	0.04	3,749	0.07
Employee retention credits	(3,971)	(0.07)	—	—
Induced conversion expense on settlement of convertible notes	15,264	0.27	—	—
Tax impact on items listed above	(2,032)	(0.04)	(1,125)	(0.02)
Adjusted net income(1)	$80,584	$1.45	$51,010	$0.95

Weighted average shares outstanding (in thousands):
Basic		53,636		52,650
Diluted		55,544		53,864
(1)Reflects amounts attributable to common shareholders.

Free Cash Flow

	Years Ended December 31,
(In thousands of U.S. Dollars)	2025	2024
Net cash provided by operating activities	$127,068	$70,837
Purchase of property, plant and equipment	(8,167)	(8,428)
Acquisition of other intangible assets	(5,324)	(8,447)
Free cash flow before growth CAPEX(1)	113,577	53,962
Investment in equipment for joint revenue sharing arrangements	(28,425)	(24,341)
Free cash flow	$85,152	$29,621
(1)Growth CAPEX is defined as capital expenditures associated with investments in equipment for joint revenue sharing arrangements.